Dentsply Sirona Announces Additions to Executive Leadership Team
•	Nicholas Alexos Appointed EVP, Chief Administrative Officer
•	Keith Ebling Appointed EVP, General Counsel & Secretary

York, Pennsylvania, October 16, 2017 – DENTSPLY SIRONA Inc. (“Dentsply Sirona”) (NASDAQ: XRAY), The Dental Solutions Company™, today announced the appointment of two new Executive Leadership Team members, effective immediately, as part of their continuing efforts to position the Company to achieve its potential.
Nick Alexos joins as EVP, Chief Administrative Officer, reporting directly to Mark Thierer, Interim Chief Executive Officer.  In this role, he will lead Treasury, Information Technology, Business Development, Strategic Planning, and Investor Relations.
Mr. Alexos was most recently with Madison Dearborn Partners LLC, a leading Chicago-based private equity firm which he co-founded.  Prior to that, he was with First Chicago Venture Capital and the First National Bank of Chicago.  He is a CPA and received his MBA from The University of Chicago Booth School of Business.
“I have worked with Nick for nearly two decades.  He has extensive experience in the healthcare sector as an investor and as a member of a number of boards in the industry, including Sirona Dental Systems, Inc.,” said Mark Thierer, Interim Chief Executive Officer of Dentsply Sirona.  “Nick will be an outstanding leader and business partner focusing on capital deployment, operating leverage expansion, and potential acquisitions.”
In addition, the Company announced that Keith Ebling joins as EVP, General Counsel & Secretary, also reporting to Mark Thierer.  He replaces Jonathan Friedman who resigned from the Company.
Mr. Ebling comes to Dentsply Sirona from Express Scripts Holding Company, a $100 billion integrated pharmacy benefit management company.  He served in a number of legal and leadership roles over his nearly 20 years with the company, most recently as Executive Vice President and General Counsel.  Prior to that, Mr. Ebling was an associate with a private firm in St. Louis that he joined after graduating as valedictorian and magna cum laude from Saint Louis University School of Law.  He also has his MBA from Washington University Olin School of Business.
Said Thierer:  “I have known Keith for years.  He has deep General Counsel expertise and brings significant experience in the areas of product development, business development, and mergers and acquisitions.  We are fortunate to have someone with Keith’s expertise to guide us from a legal perspective as we position Dentsply Sirona for growth.”

About Dentsply Sirona:
Dentsply Sirona is the world’s largest manufacturer of professional dental products and technologies, with over a century of innovation and service to the dental industry and patients worldwide.  Dentsply Sirona develops, manufactures, and markets a comprehensive solutions offering including dental and oral health products as well as other consumable medical devices under a strong portfolio of world class brands.  As The Dental Solutions Company™, Dentsply Sirona’s products provide innovative, high-quality and effective solutions to advance patient care and deliver better, safer and faster dentistry.  Dentsply Sirona’s global headquarters is located in York, Pennsylvania, and the international headquarters is based in Salzburg, Austria. The company’s shares are listed in the United States on NASDAQ under the symbol XRAY.  Visit www.dentsplysirona.com for more information about Dentsply Sirona and its products.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward-looking terminology, including "may," "believe," "will," "expect," "anticipate," "estimate," "plan," "intend," "project," "forecast," or other similar words. Statements contained in this press release are based on information presently available to the Company and assumptions that the Company believe to be reasonable. The Company is not assuming any duty to update this information if those facts change or if the assumptions are no longer believed to be reasonable. Investors are cautioned that all such statements involve risks and uncertainties, and important factors could cause actual events or results to differ materially from those indicated by such forward-looking statements. These risk factors include, without limitation; risks that the new businesses will not be integrated successfully; risks that the combined companies will not realize the estimated cost savings, synergies and growth, or that such benefits may take longer to realize than expected; risks relating to unanticipated costs of integration, including operating costs, customer loss or business disruption being greater than expected; unanticipated changes relating to competitive factors in the industries in which the Company operates; the ability to hire and retain key personnel; reliance on and integration of information technology systems; international, national or local economic, social or political conditions that could adversely affect the Company or its customers; risks associated with assumptions made in connection with critical accounting estimates and legal proceedings; the ability to attract new customers and retain existing customers in the manner anticipated; the continued strength of dental and medical device markets; the timing, success and market reception for our new and existing products; uncertainty regarding governmental actions with respect to dental and medical products; outcome of litigation and/or governmental enforcement actions; volatility in the capital markets or changes in our credit ratings; continued support of our products by influential dental and medical professionals; our ability to successfully integrate acquisitions; risks associated with foreign currency exchange rates; risks associated with our competitors' introduction of generic or private label products; our ability to accurately predict dealer and customer inventory levels; our ability to successfully realize the benefits of any cost reduction or restructuring efforts; our ability to obtain a supply of certain finished goods and raw materials from third parties; changes in the general economic environment that could affect the business; and the potential of international unrest, economic downturn or effects of currencies, tax assessments, tax adjustments, anticipated tax rates, raw material costs or availability, benefit or retirement plan costs, or other regulatory compliance costs. The foregoing list of factors is not exhaustive.

Contact Information:

Joshua Zable, IRC
VP, Corporate Communications and Investor Relations
+1-718-482-2184
joshua.zable@dentsplysirona.com